SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material pursuant to Rule 14a-1(c) or Rule 14a-12

                                 GO-VIDEO, INC.
         -----------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


         -----------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ]  $125 per  Exchange  Act  Rules  0-11(c)(1)(ii), 14a-6(i)((1) or
       14a-6(j)(2).
[   ]  $500 per each  party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules
       14a-6(i)(4) and 0-11.
       1)  Title of each class of securities to which transaction applies:

           -----------------------------------------------------------------
       2)  Aggregate number of securities to which transaction applies:

           -----------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/

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       4)  Proposed maximum aggregate value of transaction:

           -----------------------------------------------------------------
  _/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ X }  Fee paid previously with preliminary materials.

[   ]  Check box if  any part of the fee  is offset as provided  by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

              ---------------------------------------------
       (2)    Form, Schedule or Registration Statement No.:

              ---------------------------------------------
       (3)    Filing Party:

              ---------------------------------------------
       (4)    Date Filed:

              ---------------------------------------------

                                                      GO-VIDEO, INC.
                                                      7835 East McClain Drive
                                                      Scottsdale, Arizona  85260
- --------------------------------------------------------------------------------

July 10, 1996

Dear fellow Go-Video Stockholder:

         You are cordially invited to attend our 1996 Annual Meeting of Stockholders, which will begin at 8:00 a.m. at Go-Video's headquarters at 78th Street and McClain Drive, Scottsdale, Arizona, on Thursday, August 29, 1996.

         The first item of business for the meeting is the election of directors. I have been privileged to serve as a director for Go-Video over the last three years and I'm delighted that the Board of Directors has nominated me for a new three year term. I believe the next several years will be a most exciting and rewarding time for the Company and its stockholders and I'm very pleased to play a guiding role in the growth of your Company. The continuing directors are Tom Hartley, Tom Linnen, Ralph Palaia, and Bill Walker. The Go-Video Board of Directors recommends that you vote FOR the proposed director slate.

         Terry Dunlap, co-founder and former Chairman and Chief Executive Officer of the Company, will not be standing for reelection as a director this year. I want to personally thank Mr. Dunlap on behalf of Go-Video for his twelve years of service as a director, during which time the Company successfully developed and introduced the Dual-Deck VCR. Mr. Dunlap's management and guidance, against extreme odds and numerous business and legal challenges, were critical in bringing Go-Video through its formative stages and providing the opportunity to rebuild an American leadership position in the consumer electronics industry.

         The second item of business is approval of an amendment to the Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock. Go-Video's Certificate of Incorporation does not currently provide for the issuance of Preferred Stock. The Board of Directors believes that the authorization of Preferred Stock is in the best interests of the Company because it will provide the Board with additional flexibility in future financing and other transactional opportunities that may arise. The Go-Video Board of Directors recommends that you vote FOR the proposed amendment to the Certificate of Incorporation to permit the issuance of Preferred Stock.

         Approval of the amendment authorizing Preferred Stock requires the affirmative vote of a majority of the outstanding Common Stock of the Company. Therefore, it is critical that your shares are represented at the meeting, whether or not you plan to attend the meeting. Accordingly, please mark, date, sign and return promptly your proxy sheet in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

         I encourage you to attend this year's Annual Meeting in person. At the meeting, we will be demonstrating the new stacked GV6000 series Dual-Deck VCR's, our complete line of video security systems and accessories, and our newest product line - Loewe Opta digital televisions. After seeing our new product lines and meeting the teams that are making them happen, I think you'll agree we have made tremendous progress over the last year and truly do have an exciting future ahead of us.

                                               Sincerely,




                                               Roger B. Hackett
                                               Chairman, Chief Executive Officer
                                                and President

                                 GO-VIDEO, INC.
                             7835 East McClain Drive
                            Scottsdale, Arizona 85260

                           NOTICE AND PROXY STATEMENT
                     For the Annual Meeting of Stockholders
                          to be held on August 29, 1996

To the Stockholders of Go-Video, Inc.:

         The 1996 Annual Meeting of Stockholders of GOoVIDEO, INC., a Delaware corporation, will be held at the Company's headquarters at 7835 East McClain, Scottsdale, Arizona, on Thursday, August 29, 1996, at 8:00 a.m., Mountain Standard Time, for the following purposes:

1.      To elect one (1) director to the Board of Directors;

2. To amend the Certificate of Incorporation to permit the issuance of Preferred Stock; and

3.      To act upon such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on July 3, 1996, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy.

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, BY VOTING IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A LATER DATED PROXY.

         Admission to the Annual Meeting is limited to stockholders or their proxies. Stockholders who hold their shares in "Street" name (shares registered under a broker, bank, or other nominee institution's name) will be admitted to the meeting upon presentation of a written affidavit or statement from the registered institution showing beneficial ownership as of the July 3, 1996 record date. The Annual Meeting will not be open to the public.

                                        By Order of the Board of Directors





                                        Douglas Klein
                                        Vice President, Chief Financial Officer,
                                         Secretary and Treasurer

Scottsdale, Arizona
July 10, 1996

                                 GO-VIDEO, INC.
                             7835 East McClain Drive
                            Scottsdale, Arizona 85260
                                 (602) 998-3400

                                 PROXY STATEMENT

         This Proxy Statement is furnished by the Board of Directors (the "Board") of Go-Video, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held at the Company's headquarters at 7835 East McClain Drive, Scottsdale, Arizona, on Thursday, August 29, 1996, at 8:00 a.m., Mountain Standard Time. The proxy materials were first mailed on or about July 10, 1996, to shareholders of record at the close of business on July 3, 1996 (the "Record Date"). As of July 3, 1996, there were outstanding 11,331,012 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote on each matter of business to be considered at the Annual Meeting.

         The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (I) attending the meeting and voting in person,
(ii) duly executing and delivering a proxy bearing a later date, or (iii) sending a written notice of revocation to the Secretary of the Company, which notice shall have been received by the Secretary prior to commencement of voting at the Annual Meeting.

         The Company will pay the cost of the proxy solicitation made by the Board, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of Common Stock. In addition, directors, officers, or employees of the Company may solicit proxies by mail, personal interview, telephone, telegraph or facsimile transmission without additional compensation.

         If the enclosed proxy is properly executed and returned to the Company in time to be voted at the meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made in the proxy, the shares represented by the proxy will be voted for the election of the nominee for director named below. With respect to any other matters that may properly come before the meeting, or any adjournment thereof, the proxy will be voted at the discretion of the person(s) named in the proxy.

         The director candidate receiving the greatest number of votes cast at the meeting will be elected. The proposed amendment to the Certificate of Incorporation authorizing Preferred Stock requires the affirmative vote of the holders of a majority of the voting power of the Common Stock outstanding as of the Record Date. All other proposals that properly come before the meeting require the affirmative vote of the holders of a majority of the voting power of Common Stock represented at the meeting. Abstentions are counted as present at the meeting for such proposals, but because they are not affirmative votes for such proposals, they would have the same effect as votes against the proposal. Broker non-votes are not considered present at the meeting for particular proposals for which the broker withheld authority.

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO IS ENTITLED TO VOTE AT THE MEETING AND WHO MAKES A WRITTEN REQUEST FOR SUCH, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REQUESTS SHOULD BE ADDRESSED TO THE SECRETARY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.

                        PROPOSAL 1 - ELECTION OF DIRECTOR

         The Company's Bylaws provide for a classified Board of Directors that is divided into three classes. Each year the stockholders elect directors for terms of up to three years. Only one member of the Board will be elected at the 1996 Annual Meeting.

                              NOMINEE FOR ELECTION

         The Board has nominated Roger B. Hackett for election as a director for a term expiring at the 1999 Annual Meeting of Stockholders.

                    The Board of Directors recommends a vote
                           FOR the following nominee:

For a Term Expiring at the 1999 Annual Meeting

Roger B. Hackett, age 45, was first elected to the Board of Directors in December 1992 and joined the Company as President and Chief Operating Officer in January 1993. In March 1994, Mr. Hackett was elected Chief Executive Officer and Chairman of the Board. Prior to joining the Company as President, Mr. Hackett served as an executive officer of Serving Software Inc., a Minneapolis, Minnesota-based provider of computer software used in the health care industry. In 1986, Mr. Hackett founded the CAMS division of ATI Medical, Inc., a provider of "critical care" medical equipment, and over six years developed CAMS into one of the leading providers of bar-code-based information systems for the health care industry. In January 1992, Mr. Hackett negotiated the sale of the CAMS division to Serving Software, where he then served as Vice President of the CAMS division until being named Senior Vice President, Corporate Affairs in January 1993. He also served as a director of Serving Software from January 1993 until September 1994 when Serving Software was acquired by HBO & Co., a health care information systems company. Mr. Hackett serves as a director of Medi-Serv, a privately-held company providing health care information systems. Mr. Hackett received a Bachelor of Science Degree in Business Administration from Ohio State University.

                              CONTINUING DIRECTORS

Terms Expiring at the 1997 Annual Meeting

Thomas F. Hartley, Jr., age 46, has served as a director of the Company since November 1991. Mr. Hartley is currently President of Johnson & Higgins of Arizona, the Arizona subsidiary of a large privately-owned insurance brokerage and consulting firm, with headquarters in New York City and over 100 offices worldwide. Prior to joining Johnson & Higgins in 1983, Mr. Hartley was Assistant Vice President with Marsh & McLennan in Phoenix and New York, and an officer in the U.S. Navy's nuclear submarine program. Mr. Hartley serves as Chairman of the Compensation Committee of the Board of Directors of the Company. Mr. Hartley is on the boards of directors of various community and professional organizations, including the Phoenix Economic Club, the Arizona Association of Insurance Brokers, and the Arizona State University - First Interstate Center for Services Marketing. He is also a member of Valley Leadership and the Arizona State University Business School Dean's Council of 100. Mr. Hartley received a Bachelor of Science Degree from the U.S. Naval Academy and a Masters in Business Administration from New York University.

Ralph F. Palaia, age 46, is President of Innovative Marketing Group, a marketing and distribution firm founded in April 1994 performing consultation, independent sales representation, and importation and distribution of consumer electronics and other products. From February 1991 to April 1994, Mr. Palaia served in several sales and marketing executive positions, most recently as Senior Vice President of Marketing and Sales for Philips Consumer Electronics, Knoxville, Tennessee, a division of Philips N.V., a leading international manufacturer and distributor of consumer electronic products. Earlier positions with Philips included Vice President of Retail Sales, Vice President of National Account Sales, and Vice President of Marketing for the Personal Computer Category. Prior to joining Philips in February 1991, Mr. Palaia founded MGN Technology Corp., Knoxville, Tennessee, in 1987 and served as its President until he sold the company to Craig Electronics in December 1990. From 1984 until 1987, Mr. Palaia was

Director of Marketing for the VCR-Camcorder Product Group of Philips. He received a Bachelor of Arts Degree in Economics from Duke University.

Terms Expiring at the 1998 Annual Meeting

Thomas E. Linnen, age 50, was Vice President - Finance, Secretary and Treasurer of Continental Circuits Corp. (NASQ: CCIR), a manufacturer of multi-layer, surface mount circuit boards based in Phoenix, Arizona, from 1987 until June 1996. Prior to joining Continental Circuits in 1987, Mr. Linnen was Vice
President - Finance for ITT Systems, Tempe, Arizona. Mr. Linnen has over twenty-five years of experience in corporate finance and accounting positions, holds a C.P.A. certificate, and serves as Chairman of the Audit Committee and as a member of the Compensation Committee of the Board of Directors of the Company. Mr. Linnen also serves as a member of the board of directors for Innovonics, Inc. Mr. Linnen received a Bachelor of Science Degree in Business from the University of Wisconsin.

William T. Walker, Jr., age 64, is Chairman and President of Walker Associates, a Beverly Hills, California-based corporate finance consulting firm which he founded in 1985. Mr. Walker has over forty years of experience in the capital markets industry and currently serves as a member of the board of directors of AmeriQuest Technologies, Inc. (NYSE: AQS), Fortune Petroleum Corporation (AMEX:
FPX), and Eagle Lifestyle Nutrition, Inc. Mr. Walker also serves on the Compensation Committee of the Board of Directors of the Company. Mr. Walker has been a member of the board of the Securities Industry Association, Chairman of the California District Securities Industry Association, Governor of the Pacific Stock Exchange, President of the Bond Club of Los Angeles, and a member of the American Stock Exchange Advisory Committee. Mr. Walker graduated from Culver Military Academy and attended Stanford University.

Meetings and Committees of the Board of Directors

         During the fiscal year ended March 31, 1996, the Board met eight times. The Board has standing Audit and Compensation committees.

         The Audit Committee is responsible for evaluating the Company's system of accounting controls and approves the scope of the annual audit. The committee consists of Thomas E. Linnen (Chairman). The Committee had one formal meeting during the fiscal year ended March 31, 1996.

         The Compensation Committee consists of Thomas F. Hartley, Jr. (Chairman), Thomas E. Linnen, and William T. Walker, Jr. The Committee acts on matters related to executive officer compensation and grants of stock options pursuant to the Company's stock option plans. None of the members of the Compensation Committee is eligible to receive stock options under the Company's plans that they administer. The Compensation Committee had one formal meeting during the fiscal year ended March 31, 1996.

         During the fiscal year ended March 31, 1996, the Board appointed a temporary Nominating Committee of Ralph F. Palaia and William T. Walker, Jr. The Nominating Committee met one time to determine the appropriate size of the Board and the Director nominee for a term expiring at the 1999 Annual Meeting of Stockholders.

         All non-employee directors of the Company receive an annual retainer fee of $15,000 paid in quarterly installments. All directors, including employee directors, also receive an annual grant of options to purchase Common Stock from the 1991 Nonstatutory Directors' Stock Option Plan (the "Directors' Plan"). The Board of Directors and stockholders of the Company adopted the Directors' Plan effective November 1, 1991. The Directors' Plan provides for the automatic annual grant of stock options to directors serving as of September 1st of each year. On that date, the Chairman is automatically granted options to purchase 20,000 shares of Common Stock and each other director is automatically granted options to purchase 10,000 shares of Common Stock. The Directors' Plan also provides for an initial grant of options upon a director's commencement of service. The number of options granted is equal to 10,000 multiplied by a fraction, the denominator of which is 12 and the numerator of which is the number of full calendar months from the date the Director was first appointed or elected to the Board to the following September 1st. The exercise price for all options is the fair market value of the Common Stock on the date of grant.

Each option expires on the 10th anniversary date of its grant unless earlier terminated in accordance with the Directors' Plan. During the fiscal year ended March 31, 1996, the Board of Directors approved a resolution voluntarily reducing the annual grant of options to be issued from the Directors' Plan from 20,000 to 15,000 for the Chairman and from 10,000 to 7,500 for each director, effective with the September 1996 grant. The resolution was a voluntary reduction of a benefit previously approved by stockholders and was not intended to restrict the Board's ability to further reduce or reinstate the annual grant size.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Thomas F. Hartley, Jr., Thomas E. Linnen, and William T. Walker, Jr., all of whom are non-employee directors, serve on the Compensation Committee. Mr. Hartley is the President of Johnson & Higgins of Arizona, an insurance brokerage firm that obtains bids from and administers the Company's relations with commercial insurance carriers. During fiscal 1996, Johnson & Higgins earned $17,287 in brokerage commissions on insurance premiums paid of $150,958.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

Committee Role

         As part of its function, the Compensation Committee reviews the Company's executive compensation programs to ensure they (I) are competitive with companies of comparable size and complexity and those within the consumer electronic equipment industry; (ii) reflect both stockholders' and participants' best interests; (iii) are responsive to both short and long-term corporate and individual performance goals; and (iv) provide the necessary incentives for the executives to further stockholders' financial interests in the Company. In performing this review, the Committee utilizes compensation data collected from industry association studies on compensation and corporate performance data provided by the Company. This data includes information concerning a peer group of companies which the Company considers its primary competitors for both executive talent and business opportunities. These peer companies for executive talent are not identical to the group of companies identified under the section "Stock Performance Graph". The groups are not the same because compensation data was obtained from trade studies which did not disclose individual company participants and also included privately-owned competitors which do not have publicly-traded common stock results to incorporate into the stock performance chart.

Compensation Philosophy

         The Company's executive compensation philosophy, which serves as the foundation of the total compensation package, is based on the following principals:

     *   Programs  must  be  supportive  of  the  Company's  strategic  business
         objectives  and  thereby  stockholders'   financial  interests  in  the
         Company.

     * A significant ownership interest in the Company by senior executives promotes those behaviors and actions that will result in an alignment of stockholder and management interests.

     * The total compensation package for executive officers should be competitive with those of an appropriate peer group of companies and reflect the Company's performance against that peer group.

     *   Variable  pay,  in  the  form  of  annual   incentives   and  long-term
         stock-based compensation, is intended to create an incentive for superior performance from executive officers.

Base Salaries

         Initially, base salaries for executive officers are set based upon a review of the responsibility level of each position and the relative pay levels for comparable positions at peer companies. Base salaries may be periodically increased as a result of an individual assuming increased responsibilities, as a result of competitive data indicating a meaningful change in base pay levels among peer companies or as a result of the Board of Directors increasing performance objectives and goals for the individual executive officer or the Company.

Annual Incentives

         In making determinations to award incentive payments, the Compensation Committee reviews a variety of Company performance measures as well as the individuals' objectives and accomplishments. The source and amount of the annual incentives to be paid to the Company's executives is subjective, with consideration to revenue, operating income, net income, return on equity, and various other quantitative and qualitative assessments. The annual incentive payment for the Chief Executive Officer is based on a percentage of pre-tax profit of the Company for a given fiscal period plus subjective components.

Long-Term Incentives

         The Company's current method of providing long-term incentive compensation opportunities to its executive officers is through the use of stock options. Stock options allow the recipient to purchase shares of the Company's Common Stock at a specified price, that is not less than its fair market value on the grant date, during a fixed period of time following the grant date. This period has typically been ten years. The Company believes that this form of long-term incentive is presently the best vehicle by which to link stockholder and management interests, because value is provided to recipients only if the Company's stock price increases.

         The Compensation Committee is the administrator of the Company's stock option plans and has the authority to approve awards to executive officers and employees. The level of the awards granted is subjective and reflects the relative impact which a recipient is expected to have on future corporate results. In making this determination, the Committee considers the number of options held by the executive officer and the dilution effect such grants may have on existing stockholders.

Chief Executive Officer's Compensation and Company Performance

         The Compensation Committee completed an individual performance review of the Chief Executive Officer addressing such issues, among others, as individual contributions to the Company, strengths and weaknesses in making those contributions, and areas of responsibility the Chief Executive Officer was to focus on. During this review, the Committee examined Mr. Hackett's and the Company's performance. The Committee determined that Mr. Hackett met or exceeded the strategic goals but did not meet the financial goals for the Company. In particular, Mr. Hackett contributed strategically during fiscal 1996 by locating and developing a second, more competitively priced Dual-Deck manufacturing source, which permitted the Company to develop a line of Dual-Deck VCRs with significant cost savings over the existing line and international distribution potential. Mr. Hackett also launched the Security Products Division during fiscal 1996 and pursued new developments in technology and strategic diversification including the commencement of LCD-based rear projection and digital direct view television projects. Mr. Hackett was not successful in meeting the Company's revenue or net income goals, in part due to overall industry weakness which the Committee recognized as a contributing factor. As a result of the performance review and after giving consideration to the other factors listed above in establishing executive compensation, the Committee left Mr. Hackett's base salary unchanged for fiscal 1997 and did not award incentive compensation for fiscal 1996.

Section 162(m) of the Internal Revenue Code

         The Committee has reviewed the Company's compensation plans in light of the Internal Revenue Code relating to the disallowance of deductions for compensation in excess of $1.0 million to certain executive officers. All compensation paid to executive officers for the fiscal year ended March 31, 1996 is fully deductible. The Committee does not believe that Section 162(m) limitations will apply to compensation to be paid in fiscal 1997.

                                                Compensation Committee
                                                Thomas F. Hartley, Jr., Chairman
                                                Thomas E. Linnen
                                                William T. Walker, Jr.

Summary Compensation Table

         The following table shows, for the fiscal year ended March 31, 1996, the eight month transition period ended March 31, 1995 (resulting from the change in the Company's fiscal year), and the fiscal years ending July 31, 1994 and 1993, the compensation of the Chief Executive Officer and all executive officers of the Company with compensation exceeding $100,000:

                           Summary Compensation Table

                                                                                                 Long-Term
                                                     Annual Compensation                        Compensation
                                                     -------------------                        ------------
Name and Principal                                                                        Securities      All Other
Position in                                                  Salary        Bonus          Underlying    Compensation
Fiscal 1996                                 Year              ($)           ($)           Options (#)      ($)(4)
- ----------------------------------------------------------------------------------------------------------------------
Roger B. Hackett                            1996           $204,500       $      0          80,000(5)     $  77
Chairman, Chief Executive                ** 1995           $127,333       $ 19,605          70,000(5)     $   0
Officer, and President  (1)                 1994           $179,000       $  5,000         220,000(5)     $   0
                                            1993           $ 79,962       $      0          50,000        $   0

Kevin P. Sullivan                           1996           $156,006       $  8,333          50,000        $   0
Executive Vice President,                ** 1995           $104,004       $  5,000          20,000        $   0
Sales and Marketing  (2)                    1994           $156,006       $      0          30,000        $   0
                                            1993           $142,079       $      0          20,000        $   0

Douglas P. Klein                            1996           $106,968       $      0          25,000        $ 727
Vice President, Chief                    ** 1995           $ 63,773       $  8,350          40,000        $   0
Financial Officer, Secretary                1994           $ 75,575       $  2,500          10,000        $   0
and Treasurer  (3)                          1993           $ 13,077       $      0               0        $   0
- ----------------------------------------------------------------------------------------------------------------------

NOTE: Certain columns have been excluded because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

         ** Information reflects compensation for the eight month transition period from August 1, 1994 through March 31, 1995 as a result of the change in the Company's fiscal year.

(1) Mr. Hackett joined the Company in January 1993 as President and began serving as Chairman and Chief Executive Officer in March 1994.
(2) Mr. Sullivan joined the Company in September 1991 as Vice President - Sales and began serving as an executive officer in February 1993.
(3) Mr. Klein joined the Company in April 1993 as Assistant Treasurer and began serving as an executive officer in October 1993.
(4) The amounts shown consist of Company contributions for the executive officer to the Go-Video, Inc. 401(k) Savings Plan, an employee retirement savings plan.
(5) Includes annual, automatic option grants from the 1991 Non-Statutory Directors' Stock Option Plan (the "Directors' Plan") pursuant to stockholder-approved plan rules. Options granted under the Directors' Plan totaled 20,000 shares for 1996, 1995, and 1994, respectively.

         Non-cash personal benefits payable to executive officers during the fiscal year ended March 31, 1996 did not exceed, in the aggregate, the lesser of 10% of the cash compensation or $50,000 for any individual officer.

Stock Options

         The following tables set forth grants of options to purchase shares of Common Stock of the Company made to the executive officers named in the Summary Compensation Table who served during the fiscal year ended March 31, 1996. The tables also set forth the potential realizable value of these options assuming a 5% and 10% compounded appreciation in the market value of the stock over the term of the option grants.

              Option Grants in the Fiscal Year Ended March 31, 1996

- ----------------------------------------------------------------------------                     ---------------------
                                                                                                 Potential
                                       Individual Grants                                         Realizable
                                                                                                 Value at Assumed
                               Number           % of Total                                       Annual Rates of
                               of               Options                                          Stock Price
                               Securities       Granted to         Exercise                      Appreciation for
                               Underlying       Employees          Price                         Option Term
                               Options          in the 1996        Per          Expiration
Name                           Granted          Fiscal Year        Share        Date                 5%        10%
- ----------------------------------------------------------------------------------------------------------------------

Roger B. Hackett                60,000            33.3%             $1.50        8/3/05          $56,601   $143,437
                                20,000            11.1%             $1.75        9/1/05          $22,011   $ 55,781

Kevin P. Sullivan               50,000            27.8%             $1.50        8/3/05          $47,167   $119,531

Douglas P. Klein                25,000            13.9%             $1.50        8/3/05          $23,584   $ 59,765

     The options granted to the individuals listed above were made at the fair market value of the Company's Common Stock on the date of grant and were fully vested following a six month holding period.

Option Exercises and Holdings

     The following table summarizes option exercises during the fiscal year ended March 31, 1996, by the executive officers named in the Summary Compensation Table and unexercised options held by these individuals on March 31, 1996.

  Aggregated Option Exercises in Fiscal 1996 and Fiscal Year-End Option Values

- -----------------------------------------------------------------------------------------------------------------
                                                                       Number of
                                                                       Securities                Value of
                                                                       Underlying                Unexercised
                                                                       Unexercised               In-the-Money
                                                                       Options at                Options at
                               Shares                                  3/31/96 (#)               3/31/96 (1)
                               Acquired
                               on Exercise      Value                  Exercisable/              Exercisable/
Name                           (# of shares)    Realized ($)           Unexercisable             Unexercisable
- -----------------------------------------------------------------------------------------------------------------
Roger B. Hackett                     -               -                 420,000 / 0                   $ 0 / $0
Kevin P. Sullivan                  25,000       $ 19,125               135,000 / 0                   $ 0 / $0
Douglas P. Klein                      -              -                  75,000 / 0                   $ 0 / $0

(1) The closing price of the Company's Common Stock as reported for March 31, 1996 on the American Stock Exchange Composite Tape was $1.125.

Executive Separation Agreement

     The Company has a Separation Agreement with Roger B. Hackett. The Agreement provides that if Mr. Hackett's employment is terminated, Mr. Hackett would be entitled to receive:

(a) in the event that Mr. Hackett's employment is terminated as a result of a "takeover" of the Company, Mr. Hackett would receive 2.99 times his annual base salary in a lump sum payment;

(b) in the event that the Company's Board initiates Mr. Hackett's separation (absent a "takeover"), Mr. Hackett would receive payments equal to (I) 0.25 multiplied by the number of complete years of employment, to a maximum of one; plus (ii) one, multiplied by his gross annual base salary in effect at the time of separation. Payments would be payable in equal installments timed to coincide with the Company's payroll period over the applicable period. As of July 10, 1996, with three years of service, Mr. Hackett would be entitled to receive 1.75 times his gross annual base salary payable in equal installments over twenty-one months. During the time of such payments, Mr. Hackett would also receive all standard employee benefits, including Company-subsidized health insurance;

(c) in the event Mr. Hackett initiates separation with a minimum of ninety days notice, Mr. Hackett would receive payments equal to (I) 0.125 times each year of employment, to a maximum of one; plus (ii) 0.5, multiplied by his gross annual base salary in effect at the time of separation. Payments would be payable in equal installments timed to coincide with the Company's payroll period over the applicable period. As of July 10, 1996, with three years of service, Mr. Hackett would be entitled to receive 87.5% of his gross annual base salary payable in equal installments over ten and 1/2 months. During the time of such payments, Mr. Hackett would also receive all standard employee benefits, including Company-subsidized health insurance.

     The Agreement provides for the extension of the right to exercise options to purchase Common Stock for the maximum period, not to exceed seven years, permitted by the plans under which such options were granted. The Agreement continues in full force and effect during the life of the Corporation or its successors and/or assigns, unless amended or terminated with the consent of both parties.

STOCK PERFORMANCE GRAPH

     The following performance graph compares the yearly change since July 31, 1990 in cumulative return on the Common Stock of the Company to the AMEX Market Value Index (Broad Market Index) and a Company-constructed Industry Peer Index. The Industry Peer Index shown below is comprised of companies competing either solely or substantially within the consumer electronics industry with common stock or ADRs traded on an exchange within the United States. Each company's stock performance is weighted within the Industry Peer Index by its relative market capitalization. The graph assumes $100 was invested on July 31, 1990 and shows the cumulative total return as of each July 31 thereafter through the fiscal year ended July 31, 1994, as of the eight month transition period ended March 31, 1995, and as of the fiscal year ended March 31, 1996.

                          TOTAL RETURN TO STOCKHOLDERS

Total Return Analysis

                     7/31/90   7/31/91   7/31/92   7/30/93   7/31/94   3/31/95   3/29/96
                     -------   -------   -------   -------   -------   -------   -------
Go Video, Inc.      $ 100.00  $  13.46  $  44.23  $  38.46  $  23.08  $  29.09  $  17.31
Peer Group          $ 100.00  $ 102.31  $  60.89  $  93.25  $ 126.95  $ 127.18  $ 140.30
AMEX Market Value   $ 100.00  $ 104.15  $ 109.97  $ 123.59  $ 123.78  $ 131.34  $ 161.59

     Companies comprising the Industry Peer Index are: Audiovox Corp., Boston Acoustics Inc., Carver Corp., Cobra Electronics Corp., Harman International Industries Inc., Hitachi Ltd., International Jensen Inc., Koss Corp., Matsushita Electronics Industries Ltd., Philips Electronics NV, Pioneer Electronic Corp., Polk Audio Inc., Recoton Corp., Sanyo Electronics Ltd., Sony Corp., Wells Gardner Electronics Group, and Zenith Electronics Corp. Akai Electric, Ltd. and Victor Company Japan Ltd. were dropped from the index because they no longer have securities listed on an American stock exchange.

                                   PROPOSAL 2
                           TO AMEND THE GO-VIDEO, INC.
                          CERTIFICATE OF INCORPORATION

     The Board of Directors has unanimously adopted and submitted to the stockholders for approval an amendment to the Certificate of Incorporation (the "Preferred Stock Amendment") to authorize the issuance by the Company of up to 1,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock"). The text of the Preferred Stock Amendment is attached hereto as Exhibit A and is incorporated herein by reference.

     The Board of Directors believes that authorization of the Preferred Stock is in the best interests of the Company and its stockholders. The Board believes that it is advisable to authorize Preferred Stock and have it available to provide flexibility to the Company to pursue transactions in the future that may be beneficial to the Company. Such transactions may include public or private offerings of shares for cash, other financing alternatives, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses and other uses not presently determinable that, in the future, may be deemed to be feasible and in the best interests of the Company. If such shares are approved now and therefore available for issuance, the Board would have the flexibility to issue shares of Preferred Stock in such transactions without stockholder approval at the time of such a transaction.

     The Company has no arrangements, agreements, understandings, or plans at the present time for the issuance of Preferred Stock and no assurances can be given that any offering or issuance of Preferred Stock will be effected.

     The Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as are determined by the Board of Directors. Thus, if the Preferred Stock Amendment is approved, the Board of Directors would be entitled to authorize the creation and issuance of up to 1,000,000 shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's stockholders.

     It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (I) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

Possible Anti-takeover Effects

     Although the Board of Directors has no present intention of doing so, it could adopt a shareholder rights plan or issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, and thus make more difficult the removal of management, even if it may be beneficial to the interests of the shareholders. For example, when in the judgment of the Board of Directors such action would be in the best interests of the shareholders and the Company, the Board could issue shares of Preferred Stock to purchasers favorable to the Board of Directors to create voting or other impediments to discourage persons seeking to gain control of the Company. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person, including shareholders, or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders generally and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of Common Stock.

Other Anti-Takeover Provisions

     The Company's Certificate of Incorporation and Bylaws already contain other provisions that have anti-takeover effects in addition to this proposal to authorize the issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the Board of Directors to create a stock option plan to create and issue shares of stock of the Company, rights or options entitling directors, officers or employees of the Company to purchase shares of the Company's capital stock. Such plans could be used to make more difficult or discourage an attempt to obtain control of the Company. The Company's Bylaws provide for classification of Directors to serve for staggered terms. A classified Board makes it more difficult for stockholders to change the majority of directors.

     The proposal to provide for the issuance of Preferred Stock is not part of a plan by the Company to make more difficult or discourage an attempt to obtain control of the Company.

Dissenters' Rights

     Pursuant to Delaware corporate law, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to the Preferred Stock Amendment.

Preemptive Rights

     Pursuant to the Company's Certificate of Incorporation, the Company's stockholders are not entitled to preemptive rights to subscribe for shares of Preferred Stock.

Cumulative Voting

     Pursuant to the Company's Certificate of Incorporation, the Company's stockholders are not entitled to cumulative voting.

Vote Required

     Approval of Proposal 2 to amend the Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock requires the affirmative vote of a majority of the outstanding Common Stock of the Company.

Recommendation of the Board of Directors

     The Board of Directors recommends a vote FOR Proposal 2 to amend the Certificate of Incorporation to authorize Preferred Stock.

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information, as of June 10, 1996, concerning shares of Common Stock beneficially owned by each stockholder known by the Company to be the beneficial owner of more than five percent of the Common Stock, by directors, named executive officers, and by all directors and executive officers of the Company as a group. The information presented is based upon information furnished to the Company by the beneficial owners.

Name and address of                                          Number of shares                    Percent of
beneficial owner                                             beneficially owned (3)          outstanding shares
- ----------------                                             ----------------------          ------------------
Ralph Weil  (1)                                                   591,200                        5.2%
R. Terren Dunlap  (2)                                             791,132    (4)                 6.5%
Roger B. Hackett  (2)                                             436,000    (5)                 3.7%
Kevin P. Sullivan  (2)                                            143,700    (6)                 1.3%
Douglas P. Klein  (2)                                              80,000    (7)                **
Thomas F. Hartley, Jr.  (2)                                        45,000    (8)                **
William T. Walker, Jr.  (2)                                        35,450    (9)                **
Thomas E. Linnen  (2)                                              30,000   (10)                **
Ralph F. Palaia  (2)                                               30,000   (11)                **

All officers and directors as a group                           1,667,362   (12)                12.9%
    (10 persons)

    **  Less than 1.0%

- ----------

(1) The address of this beneficial owner is 2 Crossfield Avenue, West Nyack, New York, 10994. The information provided was obtained from a Schedule 13D dated September 21, 1994 on file with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported.
(2) The address of each beneficial owner is 7835 E. McClain Dr., Scottsdale, Arizona, 85260.
(3)   All options and warrants indicated are exercisable within 60 days.
(4)   Includes options and warrants to acquire 757,392 shares.
(5)   Includes options to acquire 420,000 shares.
(6)   Includes options to acquire 135,000 shares.
(7)   Includes options and warrants to acquire 75,000 shares.
(8)   Includes options to acquire 43,000 shares.
(9)   Includes options and warrants to acquire 34,450 shares.
(10) Includes options to acquire 30,000 shares.
(11) Includes options and warrants to acquire 20,000 shares.
(12) Includes options and warrants to acquire 1,589,922 shares.

                              CERTAIN TRANSACTIONS

    Thomas F. Hartley, Jr., a director of the Company, is the President of Johnson & Higgins of Arizona, an insurance brokerage firm that obtains bids from and administers the Company's relations with commercial insurance carriers. During fiscal 1996, Johnson & Higgins earned $17,287 in brokerage commissions on insurance premiums paid of $150,958. Mark A. Sullivan is the principal of Total Market Sales Inc. ("TMS"), an independent manufacturers' representative who represents the Company, along with other consumer electronic and personal computer firms, in the mid-Atlantic sales region. Mr. Sullivan is the brother of Kevin P. Sullivan, an executive officer of the Company. During fiscal 1996, sales commissions paid to TMS totaled $113,701. Sales commissions were paid to TMS at the same percentage of revenue rate as were the majority of the Company's other independent manufacturers' representatives. Ralph F. Palaia, a director of the Company, is President of Innovative Marketing Group ("IMG"), which provides sales and marketing consultation. The Company signed a consulting agreement with IMG effective April 1, 1995 through March 31, 1996, in which the Company issued warrants to purchase 10,000 shares of Common Stock at the fair market value price on the date of issuance and paid a monthly retainer of $6,000 plus reimbursable direct expenses in exchange for sales and marketing consulting services. The agreement expired on March 31, 1996 and was not renewed.

                             SECTION 16 REQUIREMENTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ending March 31, 1996, all filing requirements applicable to its directors, officers, and greater-than-10% beneficial owners were complied with.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The principal independent public accounting firm utilized by the Company during the fiscal year ending March 31, 1996 was Deloitte and Touche LLP, independent certified public accountants (the "Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company during the current fiscal year. It is anticipated that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

                             REPORTS TO STOCKHOLDERS

    The Company has mailed this Notice and Proxy Statement and a copy of its 1996 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 1996 Annual Report are the Company's financial statements for the fiscal year ended March 31, 1996. The Company's 1996 Annual Report is not to be regarded as proxy soliciting material.

                            PROPOSALS BY STOCKHOLDERS

    Any stockholder proposal which is intended to be presented at the next annual meeting must be received at the Company's principal executive offices by no later than March 11, 1997, if such proposal is to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to such meeting.

                                 OTHER BUSINESS

    The meeting is being held for the purposes set forth in the Notice which accompanies this Proxy Statement. The Board of Directors is not presently aware of any business to be transacted other than the business described in the Notice.


                                        Go-Video, Inc.




                                        Douglas P. Klein
                                        Vice President, Chief Financial Officer,
                                          Secretary and Treasurer

                                    EXHIBIT A

                      PROPOSED AMENDMENT TO THE CERTIFICATE
                               OF INCORPORATION OF
                                 GO-VIDEO, INC.

Section 4 of the Certificate of Incorporation of the Company shall be amended to read as follows:

    "The total number of shares of capital stock that the Company shall have authority to issue is: Fifty-one million (51,000,000) shares, consisting of Fifty Million (50,000,000) shares of common stock, $.001 par value each (the "Common Stock") and One Million (1,000,000) shares of preferred stock, $.001 par value each (the "Preferred Stock").

Designation of Classes; Relative Rights, etc. The designation,  relative rights,
- ----------------------
preferences and limitations of the shares of the Preferred Stock are as follows:

    The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of capital stock of the Company at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issuance of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of capital stock of the Company and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issuance of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of shares of Preferred Stock.

    Subject to the provisions of any applicable law or of the By-laws of the Company as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issuance of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Company. Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of shares of Preferred Stock, the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

    Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Company, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."

                                   PROXY SHEET

                                 GO-VIDEO, INC.
                             7835 East McClain Drive
                            Scottsdale, Arizona 85260

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GO-VIDEO, INC.

The undersigned hereby appoints Roger Hackett and Douglas Klein, or any one of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies for the undersigned and to vote, as designated below, all shares of Common Stock of Go-Video, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Go-Video, Inc., to be held on Thursday, August 29, 1996, or at any postponement or adjournment thereof, with the same effect as if the undersigned was (were) present and voting the stock on all matters set forth in the Notice and Proxy Statement for the Annual Meeting of Stockholders, dated July 10, 1996, as directed below.

1. Proposal 1 - Election of Directors. The Board of Directors recommends a vote for the nominee listed below.

                                            Roger B. Hackett

         |_| VOTE FOR           |_| WITHHOLD AUTHORITY          |_| VOTE AGAINST

2. Proposal 2 - Approval of Amendment to the Certificate of Incorporation (the "Amendment") to authorize 1,000,000 shares of Preferred Stock. The Board of Directors recommends a vote for Proposal 2.

         |_| VOTE FOR           |_| WITHHOLD AUTHORITY          |_| VOTE AGAINST

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE NOMINEE IN PROPOSAL 1, IN FAVOR OF THE AMENDMENT IN PROPOSAL 2, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES OR ANY OF THEM ON ANY MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

         THE UNDERSIGNED HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS.


Dated_____________________, 1996   _____________________________________________
                                   Shareholder                       Joint Owner

                           Please date and sign exactly as your name or names appear herein. Person signing in a fiduciary capacity or as corporate officers should sign as indicated.